Exhibit 99.1

412 Mt. Kemble Ave, Ste 110C	+1 973-461-5200
Morristown,	+1-973-605-2942
NJ 07960, USA	www.majesco.com

PRESS RELEASE

Majesco Announces Expansion of Leadership Team

Strategic appointments will strengthen alignment across the business with an eye towards Majesco’s vision for the future of insurance

Morristown, NJ March 18, 2019 – Majesco (NASDAQ: MJCO), a global leader of cloud insurance software solutions for insurance business transformation, announced today that Manish Shah is promoted to President and Chief Product Officer, and Jim Miller is appointed Chief Revenue Officer.

Both will report to Majesco’s CEO Adam Elster and be based in Morristown, NJ.

Manish joined Majesco in 2015 as part of the merger with Cover-All Technologies, and previously served as Executive Vice President of the product organization. “Manish has played a critical role in shaping Majesco’s technology vision. His leadership, combined with his deep technical expertise and extensive knowledge of the insurance industry will further accelerate our growth and product innovation,” said Majesco CEO Adam Elster.

“The insurance industry is going through a massive business transformation and Majesco’s core, data and digital platforms are well-suited for insurers who are building the next generation of insurance. I’m honored to lead an incredibly talented team to drive a new era of innovation, user experience, and scalable insurance platforms as we continue to help our clients thrive in the constantly changing digital world,” said Manish.

Jim Miller is a global senior software executive joining the Majesco Leadership team after a successful career at CA Technologies, where he was responsible for sales strategy for products and field teams across multiple business units worldwide. His focus will be to drive Majesco’s overall go-to-market methodology and execution of the company’s growth strategy.

“Majesco has been delivering innovation to insurers and their customers and agents for many years and is fast becoming the premier provider of modern technology solutions to support the core needs of the insurance industry. The road ahead full of enormous opportunities, and I look forward to working closely with the entire Majesco team to build on the momentum they’ve established to drive the next phase of growth,” commented Jim.

“These are two very strong leaders, and I’m confident that these appointments will only increase our pace of execution, which is a huge win for our business, our partners and for the hundreds of insurers who count on us to help them achieve their digital business transformation,” said CEO Adam Elster.

About Majesco

Insurance business transformation is a journey of change and revitalization, a renaissance of Insurance.  Approximately 160 insurance companies worldwide in P&C, L&A and Group/ Employee Benefits are transforming their businesses with Majesco’s solutions.  Our market leading software, consulting and services uniquely underpin the entire insurance value chain and are designed to empower insurers with the agility, innovation and speed needed to meet their transformation opportunities.  Majesco’s solutions include policy management, new business / underwriting, rating, billing, claims management, distribution management, BI/ analytics, predictive modeling, digital platform with mobile and portal, testing services, cloud services, bureau and content services, transformation services, consulting services and more.  For more details on Majesco, please visit www.majesco.comwww.majesco.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Majesco’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Majesco’s Annual Report on Form 10-K.

Important factors that could cause actual results to differ materially from those described in forward-looking statements contained in this press release include, but are not limited to: integration risks;  changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; technology development risks; intellectual property rights risks; competition risks; additional scrutiny and increased expenses as a result of being a public company; the financial condition, financing requirements, prospects and cash flow of Majesco; loss of strategic relationships; changes in laws or regulations affecting the insurance industry in particular; restrictions on immigration; the ability and cost of retaining and recruiting key personnel; the ability to attract new clients and retain them and the risk of loss of large customers; continued compliance with evolving laws; customer data and cybersecurity risk; and Majesco’s ability to raise capital to fund future growth.

These forward-looking statements should not be relied upon as predictions of future events and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Majesco disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Contacts

Sharon Cronin

EMEA Marketing Manager, Majesco LifePlus Solutions

+353 86 3584766

sharon.cronin@exaxe.com

Tara Dilzer Alexander
Director, Marketing Communications and Creative Services
+1 718 916 6873

tara.dilzeralexander@majesco.com

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